UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2003

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place
11701 Luna Road
Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

ITEM 5. OTHER EVENTS

On March 31, 2003, i2 Technologies, Inc. (the “Company”) issued a press release announcing that it would delay filing its annual report on Form 10-K for the year ended December 31, 2002. The delay results from the Company’s previously announced decision to re-audit its financial statements for the years ended December 31, 2000 and 2001 as well as the Company’s recent determination to expand the re-audits to include its financial statements for the year ended December 31, 1999.

The Company stated that while the re-audits have not been completed and the Company cannot be certain of their eventual outcome with regard to amounts or periods affected, the Company currently believes that material adjustments to its previously reported financial results will be required. Accordingly, the Company warned that investors should not rely on the financial information contained in the Company’s annual reports on Form 10-K for the years ended December 31, 1999, 2000 and 2001, in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 1999 through September 30, 2002, or in the Company’s preliminary results for the fourth quarter of 2002. The Company stated that the re-audits will not have an impact on the Company’s cash position in any affected period.

The Company announced that it will file a Form 12b-25 with the Securities and Exchange Commission with respect to the delay in filing its 2002 Form 10-K. The Company also projected that the re-audits would not be completed in time to allow the Company to file its 2002 Form 10-K within the 15-day extension period contemplated by Rule 12b-25. The Company is hopeful that the re-audits will be completed by early June 2003.

The Company also announced that it has received confirmation that the Company is now the subject of a formal investigation by the Securities and Exchange Commission. The Company had previously disclosed that the staff of the SEC had opened an informal inquiry into certain revenue recognition and financial reporting allegations brought to the attention of the SEC by the Company in late November 2002. The Company announced that, on March 26, 2003, the SEC advised the Company that it had issued a formal order of investigation. The Company expressed its intent to continue to fully cooperate with the SEC as it moves forward in its investigation.

The Company also announced that, as a result of recent changes to the continued listing requirements for NASDAQ National Market issuers, the delisting notification previously received from NASDAQ has been withdrawn. Although the Company has been notified by NASDAQ that it has until September 16, 2003 to regain compliance with the $1.00 continued listing bid price requirement of the revised rules, the Company expects that it will become subject to NASDAQ delisting proceedings prior to that date for failing to timely file its 2002 Form 10-K.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

  99.1 Press release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

i2 TECHNOLOGIES, INC.

Dated: April 1, 2003

By:	/s/ William M. Beecher
William M. Beecher Executive Vice President and Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release.

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